UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                         SCHEDULE 13D/A

            Under the Securities Exchange Act of 1934
                        (Amendment No. 2)


                           Air T, Inc.
                        (Name of Issuer)

             Common Stock, $.25 par value per share
                 (Title of Class of Securities)


                              009224304
                         (CUSIP Number)


                          Walter Clark
                        3524 Airport Road
                  Maiden, North Carolina 28650
          (Name, Address and Telephone Number of Person
        Authorized to Receive Notices and Communications)


                           August 23, 2004
     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G  to  report  the  acquisition which is the  subject  of  this
Schedule  13D, and is filing this schedule because of  Rule  13d-
1(e), 13d-1(f) or 13d-1(g), check the following box .
                          SCHEDULE 13D

CUSIP NO. 009224304                 Page 2

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Estate of David Clark

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                            (b)

3    SEC USE ONLY



4    SOURCE OF FUNDS*

     OO

5    CHECK  BOX  IF DISCLOSURE OF LEGAL PROCEEDINGS IS  REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(3)



6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF   7    SOLE VOTING POWER
SHARES
BENEFICIA
LLY
OWNED BY
EACH
REPORTING
PERSON           0
WITH
            8    SHARED VOTING POWER

                 300,000

            9    SOLE DISPOSITVE POWER

                 0

            10   SHARED DISPOSTIVE POWER

                 300,000

11   AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON

     300,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.2%

14   TYPE OF REPORTING PERSON*

     00


                          SCHEDULE 13D

CUSIP NO. 009224304                 Page 3

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Walter Clark

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                            (b)

3    SEC USE ONLY



4    SOURCE OF FUNDS*

     OO, PF

5    CHECK  BOX  IF DISCLOSURE OF LEGAL PROCEEDINGS IS  REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(3)



6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF   7    SOLE VOTING POWER
SHARES
BENEFICIA
LLY
OWNED BY
EACH
REPORTING
PERSON           60,922
WITH
            8    SHARED VOTING POWER

                 300,000

            9    SOLE DISPOSITVE POWER

                 60,922

            10   SHARED DISPOSTIVE POWER

                 300,000

11   AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON

     360,922

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     13.4%

14   TYPE OF REPORTING PERSON*

     IN


                          SCHEDULE 13D

CUSIP NO. 009224304                 Page 4

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Caroline Clark

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                            (b)

3    SEC USE ONLY



4    SOURCE OF FUNDS*

     OO

5    CHECK  BOX  IF DISCLOSURE OF LEGAL PROCEEDINGS IS  REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(3)



6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF   7    SOLE VOTING POWER
SHARES
BENEFICIA
LLY
OWNED BY
EACH
REPORTING
PERSON           3,222
WITH
            8    SHARED VOTING POWER

                 300,000

            9    SOLE DISPOSITVE POWER

                 3,222

            10   SHARED DISPOSTIVE POWER

                 300,000

11   AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON

     303,222

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3%

14   TYPE OF REPORTING PERSON*

     IN


Preliminary Note

     This Amendment No. 2 on Schedule 13D/A (this "Amendment") amends Amendment No. 1 to the statement of beneficial ownership on Schedule 13D (the "First Amended Statement") dated August 4, 2004 filed by the Estate of David Clark and by Walter Clark and Caroline Clark, the executors of the Estate of David Clark (the "Reporting Persons") with respect to the common stock, $.25 par value per share ("Common Stock"), of Air T, Inc. This Amendment reports recent transactions in the Common Stock by the Reporting Persons and amends and restates each item included in the First Amended Statement to the extent information in that item has changed.

Item 5.   Interest in Securities of the Issuer.

(a) Each of the Reporting Persons may be deemed to beneficially own the 300,000 shares of Common Stock held by the Estate. On the basis of 2,686,825 shares of Common Stock outstanding on May 20, 2004 (as reported in the Issuer's Annual Report on Form 10-K for the year ended March 31, 2004), the 300,000 shares of Common Stock held by the Estate constitute 11.2% of the outstanding shares of Common Stock. Caroline Clark may be deemed to own 303,222 shares of Common Stock, or 11.3% of the outstanding shares of Common Stock. Walter Clark may be deemed to own 360,922 shares of Common Stock, or 13.4% of the outstanding shares of Common Stock (including shares of Common Stock Walter Clark may acquire upon exercise of outstanding stock options).

(b) The following table sets forth, with respect to each of the Filing Persons the number of shares of Common Stock as to which such person has sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or direct the disposition, or shared power to dispose or direct the disposition.
                             Sole      Shared       Sole     Shared
 Reporting Person          Voting      Voting   Power to   Power to
                            Power       Power    Dispose    Dispose

The Estate of David Clark       0     300,000         0     300,000

Walter Clark               60,922     300,000    60,922     300,000

Caroline Clark              3,222     300,000     3,222     300,000


     (c) On August 6, 2004, the Estate of David Clark sold 3,000 shares of Common Stock in market transactions as follows:

Number of
shares sold       Price Per Share

100                    $12.25
100                     12.24
200                     12.20
100                     12.16
50                      12.16
300                     12.27
300                     12.20
200                     12.20
100                     12.16
700                     12.15
600                     12.25
100                     12.20
100                     12.20
50                      12.20
3,000


     On  August  9, 2004, the Estate of David Clark  sold  17,000 shares of Common Stock in market transactions as follows:

Number of
Shares Sold         Price Per Share

700                    $12.10
300                     12.11
600                     12.16
1,000                   12.19
1,100                   12.20
1,000                   12.25
300                     12.30
2,000                   12.49
2,000                   12.50
2,955                   12.55
45                      12.57
1,000                   12.59
2,000                   12.60
300                     12.69
700                     12.70
1,000                   12.78
17,000

     On August 23, 2004, the Estate of David Clark sold 30,100 shares of Common Stock in market transactions as follows:

Number of
Shares Sold        Price Per Share

1,000                  $14.58
5,268                   14.25
2,000                   14.19
1,440                   14.15
400                     14.08
100                     14.07
200                     14.06
7,300                   14.05
1,000                   14.02
1,532                   14.00
560                     13.99
100                     13.98
4,300                   13.95
300                     13.91
1,700                   13.90
2,900                   13.88
30,100

     On September 17, 2004, the Estate of David Clark sold 49,900 shares of Common Stock in market transactions as follows:

Number of
Shares Sold        Price Per Share

400                    $15.06
1,000                   15.10
4,900                   15.20
600                     15.22
500                     15.25
3,600                   15.42
100                     15.45
700                     15.50
1,500                   15.67
1,400                   15.71
1,000                   15.71
1,500                   15.71
1,000                   15.84
1,200                   15.76
1,000                   15.72
1,300                   15.76
3,000                   15.60
1,200                   15.61
250                     15.63
300                     15.65
2,000                   15.68
2,200                   15.69
900                     15.70
7,100                   15.72
2,600                   15.75
1,000                   15.82
2,000                   15.85
1,550                   15.99
2,000                   16.00
600                     14.90
200                     14.91
100                     14.92
100                     14.93
300                     14.94
100                     14.96
100                     14.98
100                     15.03
500                     15.04
49,900

     On September 21, 2004, the Estate of David Clark sold
100,000 shares of Common Stock in market transactions as follows:

Number of
Shares Sold        Price Per Share

1,000                  $18.87
1,475                   17.55
600                     17.60
100                     17.70
5,637                   17.80
2,500                   17.90
2,000                   17.91
19,300                  18.00
100                     18.01
3,863                   18.03
5,630                   18.05
100                     18.06
11,850                  18.10
4,100                   18.11
300                     18.13
3,250                   18.15
100                     18.18
11,470                  18.20
200                     18.21
100                     18.22
200                     18.23
2,105                   18.25
2,100                   18.30
10,100                  18.35
400                     18.43
3,800                   18.50
2,800                   18.51
100                     18.52
1,425                   18.55
600                     18.56
2,695                   18.60
100,000

     On September 22, 2004, the Estate of David Clark sold
371,072 shares of common stock in market transactions as follows:

Number of
Shares Sold       Price Per Share

1,400                  $22.23
1,201                   22.24
15,000                  22.27
2,157                   22.30
500                     22.37
12,508                  22.50
2,200                   22.55
6,000                   22.58
1,700                   22.60
800                     22.61
7,000                   22.62
1,350                   22.81
300                     22.82
200                     22.84
3,300                   22.87
100                     22.88
600                     22.89
1,650                   22.90
4,700                   23.00
200                     23.01
630                     23.02
14,000                  23.05
9,820                   23.15
13,150                  23.26
3,400                   20.25
5,000                   20.30
5,900                   20.61
272                     20.89
228                     20.90
1,724                   21.63
2,243                   21.78
1,500                   21.80
257                     21.81
1,721                   21.84
1,395                   21.85
100                     21.88
300                     21.89
4,130                   21.90
100                     21.91
100                     21.92
45,695                  22.00
1,500                   22.03
200                     22.04
4,800                   22.05
3,006                   22.06
200                     22.08
1,000                   22.09
100                     22.10
3,039                   22.12
100                     22.13
1,679                   22.14
5,000                   22.15
1,961                   22.19
1,476                   22.20
1,200                   19.28
1,500                   19.29
500                     19.30
18,800                  19.40
2,300                   19.53
8,830                   19.56
1,900                   19.57
5,000                   19.59
3,900                   19.60
200                     19.61
4,400                   19.62
12,800                  19.63
700                     19.65
150                     19.66
200                     19.67
100                     19.70
600                     19.71
11,575                  19.75
645                     19.81
200                     19.82
500                     19.84
5,880                   19.87
600                     19.89
400                     19.90
900                     19.92
1,100                   19.93
100                     19.99
10,900                  20.00
9,100                   20.13
10,900                  20.15
2,000                   18.52
7,420                   18.53
500                     18.54
100                     18.55
1,200                   18.56
450                     18.57
3,500                   18.58
500                     18.59
1,950                   18.60
700                     18.61
100                     18.62
300                     18.63
3,000                   18.64
1,900                   18.65
400                     18.67
2,000                   18.68
300                     18.69
1,950                   18.70
700                     18.71
1,500                   18.73
600                     18.74
730                     18.75
1,000                   18.77
100                     18.78
1,000                   18.79
4,810                   18.81
1,190                   19.00
14,300                  19.05
100                     19.15
2,300                   19.25
371,072

     On September 24, 2004, the Estate of David Clark sold
200,000 shares of Common Stock in market transactions as follows:

Number of
Shares Sold        Price Per Share

1,000                  $21.32
1,000                   21.40
500                     21.50
3,500                   22.60
20,909                  21.61
1,000                   12.65
500                     21.70
1,000                   21.72
91                      21.74
14,660                  21.75
3,000                   21.76
500                     21.82
2,492                   21.85
6,184                   21.89
2,892                   21.91
2,500                   21.92
10,700                  21.93
40                      21.96
11,500                  22.00
7,000                   22.01
1,000                   22.02
580                     22.03
7,600                   22.05
700                     22.06
7,600                   22.10
300                     22.11
3,375                   22.12
9,211                   22.13
20,000                  22.14
6,720                   22.15
3,108                   22.16
4,300                   22.17
1,978                   22.18
4,000                   22.20
2,000                   22.26
3,424                   22.28
1,100                   22.31
2,000                   22.34
2,000                   22.35
10,136                  22.37
3,000                   22.45
3,900                   22.55
1,000                   22.57
600                     22.60
100                     22.61
1,000                   22.62
300                     22.64
2,000                   22.65
2,000                   22.66
2,000                   22.70
500                     22.73
1,500                   22.74
200,000

     (d) The information set forth in Items 4 and 6 is incorporated by reference herein.

     (e)  Not applicable.

Item 6.Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     The Estate's pledges of shares of Common Stock to the Internal Revenue Service and to Peoples Bank, as previously reported in the First Amended Statement, have subsequently each been released in full.

                           SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



Date:  October 4, 2004           /s/ Walter Clark
                              Walter  Clark, individually and  as
                              Executor  of  the Estate  of  David
                              Clark


Date:  October 4, 2004           /s/ Caroline Clark
                              Caroline Clark, individually and as
                              Executor  of  the Estate  of  David
                              Clark